Exhibit 10.16

Loan Agreement

$3,000,000 Domestic Working Capital Revolving Loan Facility

From

The Provident Bank

To

Mega Industries Limited Liability Company

and

Ferrite Microwave Technologies, LLC

March 2, 2020

TABLE OF CONTENTS

Section

1.	DEFINITIONS		1
	1.1.	Defined Terms	1

2.	DOMESTIC WORKING CAPITAL REVOLVING LINE OF CREDIT AMOUNT AND TERMS		5
	2.1.	Line of Credit Amount	5
	2.2.	Availability Period	6
	2.3.	Repayment Terms	6
	2.4.	Interest Rate	6
	2.5.	Intentionally Omitted	7

3.	UNCONDITIONAL PROMISE TO PAY		7

4.	FEES AND EXPENSES		7
	4.1.	Fees	7
	4.2.	Expenses	7
	4.3.	Reimbursement Costs	8

5.	COLLATERAL		8
	5.1.	Security Interest in Business Assets of Borrower	8
	5.2	Intentionally Omitted	8
	5.3	Cross-Collateralization	8

6.	DISBURSEMENTS, PAYMENTS AND COSTS		9
	6.1.	Disbursements and Payments	9
	6.2.	Telephone and Telefax Authorization	9
	6.3.	Direct Debit	10
	6.4.	Banking Days	10
	6.5.	Interest Calculation	10
	6.6.	Default Rate	10
	6.7.	Taxes	10
	6.8.	Payments in Kind	11

7.	CONDITIONS		11
	7.1.	Authorizations	11
	7.2.	Governing Documents	11
	7.3.	Guaranties	11
	7.4.	Security Agreements and Perfection Certificate	11
	7.5.	Perfection and Evidence of Priority	11
	7.6.	Payment of Fees	11
	7.7.	Good Standing	12
	7.8.	Subordination Agreements	12

i

	7.9.	Landlord Agreement	12
	7.10.	Insurance	12
	7.11.	Other Required Documentation	12
	7.12.	Additional Conditions to Each Extension of Credit

8.	REPRESENTATIONS AND WARRANTIES		13
	8.1.	Formation; Governance	13
	8.2.	Authorization	13
	8.3.	Enforceable Agreement	13
	8.4	Good Standing	13
	8.5	No Conflicts	13
	8.6	Financial Information	13
	8.7	Lawsuits	14
	8.8	Collateral	14
	8.9	Permits, Franchises	14
	8.10	Other Obligations	14
	8.11	Tax Matters	14
	8.12	No Event of Default	14
	8.13	Insurance	14
	8.14	ERISA Plans	14
	8.15	Location of Borrower/Places of Business	15
	8.16	Merchantable Inventory; Compliance with FLSA	16
	8.17	Trading With the Enemy	16
	8.18	Anti-Terrorism Act	16
	8.19	Owner List	17
	8.20	Intentionally Omitted	17
	8.21	Location of Inventory and Equipment	17
	8.22	Confirmation of Information	17

9.	COVENANTS		17
	9.1	Use of Proceeds	17
	9.2	Intentionally Omitted	17
	9.3	Financial Information - Borrower	17
	9.4	Financial Information - Guarantor	19
	9.5	Gross Debt Service Coverage Ratio	20
	9.6	Net Debt Service Coverage Ratio	20
	9.7	Senior Funded Debt to EBITDA Ratio	20
	9.8	Total Funded Debt to EBITDA Ratio	20
	9.9	Other Debts	20
	9.10	Other Liens	21
	9.11	Maintenance of Assets	21
	9.12	Investments	21
	9.13	Loans	22
	9.14	Change of Management	22
	9.15	Change of Ownership	22
	9.16	Additional Negative Covenants	22
	9.17	Notices to Bank	22

	9.18	Insurance	23
	9.19	Compliance with Laws	23
	9.20	ERISA Plans	24
	9.21	Books and Records	24
	9.22	Audits	24
	9.23	Perfection of Liens	24
	9.24	Cooperation	24
	9.25	Intentionally Omitted	24
	9.26	Field Exams	24
	9.27	Continued Security Interest	25
	9.28	Terms or Sale of Items	25
	9.29	Keepwell Undertaking	25
	9.30	Anti-Terrorism and Other Laws	25
	9.31	Cooperation	26
	9.32	Confirmation of Information	26
	9.33	Landlord Waivers/Guarantees/Affiliates	26
	9.34	Bank as Principal Depository	27

10.	HAZARDOUS SUBSTANCES		27
	10.1	Indemnity Regarding Hazardous Substances	27
	10.2	Compliance Regarding Hazardous Substances	27
	10.3	Notices Regarding Hazardous Substances	27
	10.4	Site Visits, Observation and Testing	27
	10.5	Definitions of Hazardous Substances	28
	10.6	Continuing Obligation	28

11.	EVENTS OF DEFAULT AND REMEDIES		28
	11.1	Failure to Pay	28
	11.2	Other Bank Agreements	29
	11.3	Cross-default	29
	11.4	False Information	29
	11.5	Bankruptcy	29
	11.6	Receivers	29
	11.7	Lien Priority	29
	11.8	Judgments	29
	11.9	Death	29
	11.10	Material Adverse Change	30
	11.11	Government Action	30
	11.12	Default under Related Documents	30
	11.13	ERISA Plans	30
	11.14	Other Breach Under Agreement	30
12.	ENFORCING THIS AGREEMENT; MISCELLANEOUS		30
	12.1	GAAP	30
	12.2	Disposition of Schedules and Reports	31
	12.3	Returned Merchandise	31

12.4	Release of Information to EXIM Bank	31
12.5	Verification of Receivables	31
12.6	Waiver of Confidentiality	31
12.7	Indemnification	31
12.8	Governing Law	32
12.9	Consent to Jurisdiction	32
12.10	Waiver of Jury Trial	32
12.11	Successors and Assigns	33
12.12	Severability; Waivers	33
12.13	Attorneys’ Fees	33
12.14	Set-Off	33
12.15	One Agreement	34
12.16	Notices	34
12.17	Headings	34
12.18	Counterparts	35
12.19	Borrower Information; Reporting to Credit Bureaus	35
12.20	Interest Rates	35
12.21	Limitation of Interest and Other Charges	35

Table of Exhibits

A	-	Permitted Liens
B	-	Inventory Locations
C	-	Shareholder/Owner’s List

LOAN AGREEMENT

(Domestic Working Capital Revolving Loan Facility)

This Loan Agreement (“Agreement”), dated March 2, 2020 is by and between The Provident Bank, a state charted bank under the laws of the Commonwealth of Massachusetts, (“Bank”), and Mega Industries Limited Liability Company, a Maine limited liability company (“MEGA”), and Ferrite Microwave Technologies, LLC, a New Hampshire limited liability company (“Ferrite”), jointly and severally (collectively “Borrower”).

1.	DEFINITIONS

1.1	Defined Terms.

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

“Account Receivable” means an Account as defined in Article 9 of the New Hampshire Uniform Commercial Code.

“Accounts Receivable” or “Accounts Receivables” means more than one Account Receivable.

“Accounts Receivable Aging Report” means a report detailing all Domestic-Related Accounts Receivable, and the applicable terms for the relevant time period.

“Agreement” refers to this Loan Agreement, and to all annexes, schedules and exhibits forming a part of it.

“Borrowing Base” shall mean, at the date of determination thereof, the sum of (a) 80% of the Domestic-Related Accounts Receivable; plus (b) 50% of the Domestic-Related Inventory and 25% of eligible raw material inventory, provided that such amount shall not exceed Two Million Dollars ($2,000,000.00), less (c) such reserves and in such amounts deemed necessary and proper by Bank from time to time.

“Borrowing Base Certificate” shall mean a certificate in the form provided or approved by Bank, executed by Borrower and delivered to Bank pursuant to the Loan Documents detailing the components of the Borrowing Base, which has been reconciled with Borrower’s general ledger, Accounts Receivable Aging Report and inventory schedule.

“Buyer” means a Person that has entered into one or more Orders with the Borrower or who is an obligor on Domestic-Related Accounts Receivable.

“Cash Flow” is defined as (a) net income, after income tax, (b) less income or plus loss from discontinued operations and extraordinary items, (c) plus depreciation, depletion, and amortization, (d) plus interest expense on all obligations, and (e) minus dividends, withdrawals, and other distributions.

“Closing Date” means March 2, 2020.

“Controlling Affiliate” means each Person owning or otherwise controlling 20% or more of the voting share capital (or equivalent right of ownership) of Borrower, or having the power to direct Borrower’s policies or management whether by contract or otherwise.

“Debt Service Coverage Ratio” means the ratio of Cash Flow to the sum of the current portion of long-term debt and the current portion of capitalized lease obligations, plus interest expense on all obligations.

“Disbursement” means an advance of a working capital loan from the Bank to the Borrower under the Domestic Line.

“Dollars” or “$” means the lawful currency of the United States.

“Domestic-Related Accounts Receivable” means those Accounts Receivable arising from the sale of Goods that are less than 90-days from incurrence, excluding the following: all Export-Related Accounts Receivables, as defined in the EXIM Loan Documents; all receivables from a governmental entity; and all receivables from a Related Entity.

“Domestic-Related Inventory” means the Inventory of the Borrower located in the United States that has been purchased, manufactured or otherwise acquired by the Borrower for sale or resale as Goods, or to be incorporated into Goods to be sold or resold pursuant to Orders and Unbilled Domestic-Related Costs.

“EBITDA” means earnings before interest, taxes, depreciation and amortization. “Eligible Person” means a sole proprietorship, partnership, limited liability partnership, corporation or limited liability company which: (a) is domiciled, organized or formed, as the case may be, in the United States, whether or not such entity is owned by a foreign national or foreign entity; (b) is in good standing in the state of its formation or otherwise authorized to conduct business in the United States; (c) is not currently suspended or debarred from doing business with the United States government or any instrumentality, division, agency or department thereof; (d) operates and has operated as a going concern for at least one year; (e) has a positive tangible net worth determined in accordance with GAAP; and (f) has revenue generating operations relating to its core business activities for at least one year.

“Event of Default” refers to any of the events of default described herein or in any of the Loan Documents.

“Equipment Loan” means that certain equipment loan in an amount up to One Million Dollars ($1,000,000.00) from Bank to Borrower dated even date herewith, as amended and restated from time to time.

“Equipment Loan Documents” refer to the Note, Loan Agreement, certain guaranty of the Guarantor, the Security Agreement and UCC-1 Financing Statement on Equipment assets and all other instruments, documents or writing executed or delivered (or to be executed and delivered) by Borrower or any Guarantor to Bank in connection with the Equipment Loan.

“EXIM Bank” means the Export Import Bank of the United States.

“EXIM Loan” means that certain EXIM Bank Working Capital Guarantee Program Revolving Loan Facility between Bank and Borrower dated even date herewith, as amended from time to time.

“EXIM Loan Documents” means all of the loan documents executed in connection with the EXIM Loan, as amended from time to time.

“Export-Related Accounts Receivable” means those Accounts Receivable arising from the sale of Items which are due and payable to the Borrower in the United States, as set forth in the EXIM Loan Documents.

“Final Disbursement Date” means March 2, 2022, or, if such date is not a Business Day, the next succeeding banking day.

“GAAP” means the generally accepted accounting principles issued in the United States. “Goods” means those finished goods or services of the Borrower, which are not intended for export from the United States.

“Guarantor” means each Controlling Affiliate and any other Person that executes a Guaranty.

“Guaranty” means a guaranty in favor of Bank, in form and substance satisfactory to Bank.

“Indebtedness” refers to the aggregate sum of the funds advanced under the Loan Documents or so much thereof as may be outstanding from time to time, together with interest thereon at the rate stated herein, and any other amounts which may become due and payable under the Note or any of the Loan Documents.

“Lien” means any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the uniform commercial code or comparable law of any jurisdiction) by which property is encumbered or otherwise charged.

“Loan Documents” means this Agreement, the Revolving Credit Note executed in connection herewith, security agreement, UCC-1 Financing Statement, any guaranties of the Guarantor executed in connection herewith, and all other instruments, documents or writings executed or delivered by the parties hereto or thereto, as the case may be in connection with the Domestic Line (as hereinafter defined).

“Maximum Amount” means the amount of Three Million and 00/100 U.S. Dollars ($3,000,000.00).

“Obligations” means, now or hereafter existing, all amounts due to Bank and all responsibilities and performances of Borrower to Bank under this Agreement and the other Loan Documents, as well as, now or hereafter existing, all amounts due to Bank by Borrower or Obligor and all responsibilities and performances of Borrower or Obligor under any other agreement with the Bank.

“Obligor” means any Guarantor and any Person pledging Collateral to the Bank. “Order” means a documented purchase order or contract evidencing a Buyer’s agreement to purchase the Goods from the Borrower, which documentation shall include written information that is necessary to confirm such purchase order or contract, including identification of the Goods, the name of the Buyer, the destination, terms of sale, contact information for the Buyer and the total amount of the purchase order or contract. Orders may be in the form of a letter of credit from the Buyer, but must be advised or confirmed by the Bank, or assigned to the Bank by an institution advising or confirming such letter of credit acceptable to the Bank.

“Permitted Liens” means (a) Liens for taxes, assessments or other governmental charges or levies not delinquent, or, being contested in good faith by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Bank or the value of the assets in which Bank has such a Lien and a stay of enforcement of any such Lien shall be in effect; (b) deposits or pledges securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) deposits or pledges securing bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower’s business; (d) judgment Liens that have been stayed or bonded; (e) mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of Borrower’s business with respect to obligations which are not due; (f) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided, that, any such Lien shall not encumber any other property of Borrower; (g) security interests being terminated concurrently with the execution of the Loan Documents; and (h) such other Liens set forth on Exhibit A attached hereto.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether national, federal, provincial, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Related Entity” means an entity that is a subsidiary, affiliate or similar relationship to Borrower or Guarantor.

Senior Funded Debt to EBITDA Ratio, Total Funded Debt less Subordinated Liabilities divided by EBITDA.

“Subordinated Liabilities” means liabilities subordinated to Borrower’s Obligations to Bank in a manner acceptable to Bank in its sole discretion.

“Term Loan #1” means that certain term loan in an amount of One Million Three Hundred Fifty Hundred Thousand Dollars ($1,350,000.00) from Bank to Borrower dated even date herewith, as amended and restated from time to time.

“Term Loan #2” means that certain term loan in an amount of Six Million Five Hundred Thousand Dollars ($6,500,000.00) from Bank to Borrower dated even date herewith, as amended and restated from time to time.

“Total Funded Debt” means, with respect to Borrower, all borrowed money as reflected in its financial statements, including all secured debt and all Subordinated Liabilities.

“Total Funded Debt to EBITDA Ratio” means, with respect to Borrower, Total Funded Debt divided by EBITDA.

“Total Liabilities” means the sum of current liabilities plus long term liabilities.

“Wall Street Journal Prime Rate” means the most recently available rate of interest per annum published as the Prime Rate in the Money Rates section of the Wall Street Journal. For the purpose of this Agreement, any change in the Wall Street Journal Base Rate shall be deemed effective as of the opening of business on the date such change is published. If the Wall Street Journal publishes a range of Prime Rates, then the highest reported rate shall be the Wall Street Journal Base Rate. If the Wall Street Journal ceases to publish a Prime Rate, or such Prime Rate becomes unavailable, then the Bank may designate a reasonable substitute index.

2.	DOMESTIC WORKING CAPITAL REVOLVING LINE OF CREDIT AMOUNT AND TERMS

2.1.	Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a Domestic Revolving Loan Facility to the Borrower (“Domestic Line”). The Domestic Line is a working capital revolving line of credit, subject to the terms and conditions of this Agreement. During the availability period, the Borrower may repay principal amounts and reborrow them.

(b) The amount of the Domestic Line (“Domestic Line Commitment”) is equal to the lesser of (i) the Maximum Amount or (ii) the Borrowing Base. The Borrower agrees not to permit the principal balance outstanding under the Domestic Line to exceed the Domestic Line Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

2.2.	Availability Period.

The Domestic Line is available between the date of this Agreement and the Final Disbursement Date, or such earlier date as the availability may terminate as provided in this Agreement (“Domestic Line Expiration Date”).

2.3.	Repayment Terms.

(a) The Borrower will pay interest only on April 2, 2020, and then on the same day of each month thereafter until payment in full of any principal outstanding under the Domestic Line.

(b) Intentionally Omitted.

(c) The Borrower will repay in full any remaining principal, interest or other charges outstanding under the Domestic Line no later than the Final Disbursement Date.

(d) The Borrower may prepay the Domestic Line in full or in part at any time without penalty or premium.

(e) If at any time and for any reason, the Borrowing Base is less than the aggregate outstanding amount of this Domestic Line, Borrower shall, upon Bank’s election and demand, (i) furnish additional collateral to Bank of a type and in an amount satisfactory to Bank or (ii) pay to Bank an amount equal to the difference between the aggregate outstanding amount of Disbursements and the Borrowing Base.

(f) Payments under this Section 2.3 shall be applied to the Obligations of Borrower to Bank in the order and manner as Bank in its discretion may determine.

2.4.	Interest Rate.

The interest rate is a floating rate equal the Wall Street Journal Prime Rate, on a per annum basis. The Interest Rate from time to time applied hereunder, based on the Wall Street Journal Prime Rate, shall be calculated on a daily basis, so that when the Wall Street Journal Prime Rate shall change, the Interest Rate to be paid by the Borrower shall change, effective as of the day of the change in the Wall Street Journal Base Rate. The Bank shall not be required to notify the Borrower of adjustments in the Wall Street Journal Base Rate or the applicable interest rate.

2.5.	Intentionally Omitted.

3.	UNCONDITIONAL PROMISE TO PAY

For value received, Borrower hereby unconditionally promises to pay to the order of Bank, or its successors and assigns, in lawful money of the United States, the principal sum of Three Million and 00/100 U.S. Dollars ($3,000,000.00), or so much thereof, if any, as may be disbursed pursuant to this Agreement, with interest thereon from the date hereof (or the date of disbursement if different from such date) at the interest rate or rates stated herein, interest and principal to be paid as set forth herein and all other sums payable pursuant to this Agreement, including, but not limited to, any late charges. Borrower hereby waives presentment, demand for payment, protest and notice of protest, notice of dishonor, notice of acceleration, notice of intent to accelerate and all other notices and formalities in connection with this Article 3 of this Agreement.

4.	FEES AND EXPENSES

4.1.	Fees.

(a) Bank Fee. The Borrower agrees to pay the Bank an annual fee equal to One Thousand Dollars ($1,000.00) The annual fee is due on the same day of each year thereafter until the Final Disbursement Date.

(b) Waiver Fee. If Bank, at its discretion, agrees to waive or amend any terms of this Agreement, Borrower will, at Bank’s option, pay Bank a fee for each waiver or amendment in an amount advised by Bank at the time Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that Bank is obligated to agree to any waiver or amendment requested by Borrower. Bank may impose additional requirements as a condition to any waiver or amendment.

(c) Late Fee. To the extent permitted by law, Borrower agrees to pay a late fee in an amount not to exceed three percent (3%) of any payment that is more than ten (10) days late, subject to a minimum charge of Twenty-Five Dollars ($25.00). The imposition and payment of a late fee shall not constitute a waiver of Bank’s rights with respect to the Event of Default.

4.2.	Expenses.

Borrower agrees immediately to repay Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

4.3.	Reimbursement Costs.

(a) Borrower agrees to reimburse Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to reasonable attorneys’ fees, including any allocated costs or Bank’s in-house counsel to the extent permitted by applicable law.

(b) Borrower agrees to reimburse Bank for the cost of periodic field examinations of Borrower’s books, records and Collateral, and appraisals of the Collateral, at such intervals as Bank may reasonably require. The actions described in this paragraph may be performed by employees of Bank or by independent appraisers.

5.	COLLATERAL

5.1.	Security Interest in All Business Assets of Borrower.

The personal property listed below now owned or hereafter acquired by the Borrower shall secure the Indebtedness and the Obligations (“Collateral”):

(a) Equipment and fixtures owned by the Borrower,

(b) Inventory owned by the Borrower.

(c) Accounts receivable owned by the Borrower.

(d) Patents, trademarks and other general intangibles owned by the Borrower.

(e) All other personal property owned by the Borrower.

This Domestic Line is secured by (i) a first security interest in all of the above-listed, except for Export-Related Inventory, Export-Related Accounts Receivable, Export-Related General Intangibles (all as defined in the EXIM Loan), the equipment securing the Equipment Loan, and the assets securing Term #1 and Term Loan #2 and (ii) a junior security interest in the Export-Related Inventory, Export- Related Accounts Receivable, Export-Related General Intangibles (all as defined in the EXIM Loan), the equipment securing the Equipment Loan, and any other collateral securing any other present or future Obligations of Borrower to Bank, subject to the terms of priority set out in the loan documents evidencing such Obligations, including the EXIM Loan, Equipment Loan, Term Loan #1 and Term Loan #2.

5.2	Intentionally omitted.

5.3	Cross-Collateralization.

All of Borrower’s Obligations to the Bank are cross-collateralized, and the Bank shall have the right to determine the order of priority in the Collateral with regard to the Indebtedness and the Obligations. For the sake of clarification, as of the date hereof, the EXIM Loan is secured by a first security interest in the Export-Related Accounts Receivables, Export-Related Inventory, and Export-Related General Intangibles (as defined in the EXIM Loan Documents); the Equipment Loan is secured by a first security interest in the equipment purchased pursuant to the terms of the Equipment Loan; and Term Loan #1 and Term Loan #2 are secured by the remaining business assets. The EXIM Loan, Equipment Loan, and this Loan are also secured with a junior interest in the remaining business assets of the Borrower that secure Term Loan #1 and Term Loan #2.

6.	DISBURSEMENTS, PAYMENTS AND COSTS

6.1.	Disbursements and Payments.

(a) Each payment by Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as described in this Agreement or by such other method as may be permitted by Bank.

(b) Bank may honor instructions for advances or repayments given by anyone of the individuals authorized to sign loan agreements on behalf of Borrower, or any other individual designated by anyone of such authorized signers (each an “Authorized Individual”).

(c) Advances will be deposited in and repayments will be withdrawn from the Designated Account (defined below).

(d) For any payment under this Agreement made by debit to a deposit account, Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date Bank enters any such debit authorized by this Agreement, Bank may reverse the debit.

(e) Each disbursement by Bank and each payment by Borrower will be evidenced by records kept by Bank. In addition, Bank may, at its discretion require Borrower to sign one or more promissory notes.

6.2.	Telephone and Telefax Authorization.

(a) Bank may honor telephone or telefax instructions for advances or repayments and telefax requests for the issuance of Standby Letters of Credit given, or purported to be given, by anyone of the Authorized Individuals.

(b) Borrower will indemnify and hold Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit Bank and its officers, employees, and agents.

6.3.	Direct Debit.

Borrower agrees that on the date each payment of principal or interest or any fees from Borrower under this Agreement becomes due Bank will automatically debit such amounts from deposit account number 420370413 owned by Borrower or such other of Borrower’s accounts with Bank as designated in writing by Borrower (“Designated Account”).

6.4.	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.5.	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

6.6.	Default Rate.

Upon the occurrence of any Event of Default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of Bank bear interest at a rate which is five (5.0) percentage point(s) higher than the rate of interest otherwise provided under this Agreement (“Default Rate”). This may result in compounding of interest. This will not constitute a waiver of any Event of Default.

6.7.	Taxes.

(a) If any payments to Bank under this Agreement are made from outside the United States, Borrower will not deduct any foreign taxes from any payments it makes to Bank. If any such taxes are imposed on any payments made by Borrower (including payments under this paragraph), Borrower will pay the taxes and will also pay to Bank, at the time interest is paid, any additional amount which Bank specifies as necessary to preserve the after-tax yield Bank would have received if such taxes had not been imposed. Borrower will confirm that it has paid the taxes by giving Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

(b) Payments made by Borrower to Bank will be made without deduction of United States withholding or similar taxes. If Borrower is required to pay U.S. withholding taxes, Borrower will pay such taxes in addition to the amounts due to Bank under this Agreement. If Borrower fails to make such tax payments when due, Borrower indemnifies Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by Bank with respect to such taxes.

6.8.	Payments in Kind.

If Bank requires delivery in kind of the proceeds of collection of Borrower’s accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to Bank under this Agreement in the order and proportion determined by Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may at Bank’s option, be charged to Borrower.

7.	CONDITIONS

Before Bank is required to extend any credit to Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to Bank, including any items specifically listed below.

7.1.	Authorizations.

If Borrower or any Guarantor is anything other than a natural Person, evidence that the execution, delivery and performance by Borrower and/or such Guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.2.	Governing Documents.

A copy of Borrower’s and Guarantor’s organizational documents.

7.3.	Guaranty.

A Guaranty signed by Anania & Associates Investment Company, LLC (“Anania”).

7.4.	Security Agreements and Perfection Certificate.

Signed original security agreements and Perfection Certificate covering the personal property Collateral that Bank requires.

7.5.	Perfection and Evidence of Priority.

Evidence that the security interests and Liens in favor of Bank are valid, enforceable, properly perfected in a manner acceptable to Bank and prior to all others’ rights and interests, except those Bank consents to in writing.

7.6.	Payment of Fees.

Payment of all fees and other amounts due and owing to Bank.

7.7.	Good Standing.

Certificates of good standing for each Borrower and Guarantor from its state of formation and from any other state in which Borrower and Guarantor are required to qualify to conduct their business.

7.8.	Subordination Agreements.

Subordination Agreements in a form and substance acceptable to Bank and its counsel from any shareholder, member or affiliated entity that is owed money from Borrower.

7.9.	Landlord Agreement.

For any tangible Collateral located on real property which is not owned by Borrower (or the grantor of the security interest), an agreement from the owner of the real property.

7.10.	Insurance.

Evidence of Insurance coverage, as required in Section 9.18 of this Agreement.

7.11.	Other Required Documentation.

All of the following documents:

(a) Officer’s Certificates of Borrower and Guarantor, as applicable;

(b) Opinion letters from Borrower’s and Guarantor’s counsel regarding the due authority of each entity and the enforceability of the Loan Documents;

(c) An equipment appraisal at each location of MEGA and Ferrite that evidences a combined value of $1,690,000;

(d) Evidence of the payment of all debt obligations of Ferrite, other than Permitted Liens; and

(e) Any other closing documents reasonably required by Bank.

7.12.	Additional Conditions to Each Disbursement.

Before each Disbursement under the Domestic Line, including the first, the Borrower shall provide:

(a) If requested by the Bank, a Borrowing Base Certificate, which shall be current within five (5) banking days of the date of the request.

(b) Any items that the Bank may reasonably require.

(c) Such other documents, instruments and things as may be necessary or desirable in the discretion of the Bank to perfect its security interest in the Collateral and to protect its rights with respect to the Collateral.

8.	REPRESENTATIONS AND WARRANTIES

When Borrower signs this Agreement, and until Bank is repaid in full, Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request.

8.1.	Formation; Governance.

Each Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized. Each Borrower is an Eligible Person. The exact legal name of each Borrower and Guarantor is correctly set forth in this Agreement. The books and records of each Borrower and Guarantor are accurate as of the date of this Agreement, and will so be maintained.

8.2.	Authorization.

This Agreement, and any instrument or agreement required hereunder, are within each of Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3.	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4.	Good Standing.

In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5.	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which Borrower is bound.

8.6.	Financial Information.

All financial and other information that has been or will be supplied to Bank is sufficiently complete to give Bank accurate knowledge of Borrower’s (and any Guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of Borrower (or any Guarantor).

8.7.	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against Borrower which, if lost, would impair Borrower’s financial condition or ability to repay the Obligations under the Loan Documents, except as have been disclosed in writing to Bank.

8.8.	Collateral.

All Collateral required in this Agreement is owned by Borrower free of any title defects or any Liens or interests of others, except for Permitted Liens and Liens in favor of Bank.

8.9.	Permits, Franchises.

Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.10.	Other Obligations.

Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to Bank.

8.11.	Tax Matters.

Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to Bank.

8.12.	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

8.13.	Insurance.

Borrower has obtained, and maintained in effect, the insurance coverage required in Section 9.18 of this Agreement.

8.14.	ERISA Plans.

(a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of Borrower, nothing has occurred which would cause the loss of such qualification. Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c) With respect to any Plan subject to Title IV of ERISA:

(i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii) No action by Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii) No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d) The following terms have the meanings indicated for purposes of this Agreement:

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii) “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv) “PBGC” means the Pension Benefit Guaranty Corporation.

(v) “Plan” means a pension, profit-sharing, or stock bonus plan intended to quality under Section 401(a) of the Code, maintained or contributed to by Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

8.15.	Location of Borrower/Places of Business.

The place of business of each Borrower (or, if Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement. Borrower’s other places of business are listed on Exhibit B, annexed hereto; Borrower represents that there are no other additional places of business other than those set forth on Exhibit B. Borrower’s principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown at the end of this Agreement.

8.16.	Merchantable Inventory; Compliance with FLSA.

All Domestic-Related Inventory is of good and merchantable quality and free from defects and has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 USC. §§201 et seq.).

8.17.	Trading With the Enemy.

Neither the execution of this Agreement nor the use of proceeds thereof violates the Trading With the Enemy Act of 1917, as amended, nor any of the foreign assets control regulations promulgated thereunder or under the International Emergency Economic Powers Act or the U.N. Participation Act of 1945 (collectively, “Acts”).

8.18.	Anti-Terrorism Act.

Neither Borrower nor, to the knowledge of Borrower, any of its owners, subsidiaries or affiliates, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (“Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

Neither Borrower nor, to the knowledge of Borrower, any of its owners, subsidiaries or affiliates or other agent of Borrower acting or benefitting in any capacity in connection with the transactions contemplated hereunder, is any of the following: (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person with whom Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

Neither Borrower nor, to the knowledge of Borrower, any agent of any of its owners, subsidiaries or affiliates acting in any capacity in connection with the transactions contemplated hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in this Section 8.18, (ii) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

8.19.	Owner List.

Exhibit C attached hereto (i) is a true, correct and complete shareholder list indicating each owner of the Borrower and their respective ownership interests and (ii) depicts the entity organization of Borrower and Guarantor.

8.20.	Intentionally Omitted.

8.21.	Location of Inventory and Equipment.

All Domestic-Related Inventory shall be located at one or more of the addresses set forth on Exhibit B attached hereto, and such other addresses as Borrower may disclose from time to time by prior written notice to Bank.

8.22.	Confirmation of Information.

None of the information furnished to Bank by or on behalf of Borrower for purposes of this Agreement or any Loan Document or any transaction contemplated hereby or thereby contains, and none of such information hereinafter furnished will contain any material misstatement of fact, nor does or will any such information omit any material fact necessary to make such information not misleading at such time.

9.	COVENANTS

Borrower agrees, so long as credit is available under this Agreement or until the Indebtedness is repaid in full:

9.1.	Use of Proceeds.

To use the proceeds of the Domestic Line only for the purposes permitted in this Agreement and not in violation of the Acts referred to in Sections 8.17 and 8.18 hereof.

9.2.	Intentionally Omitted.

9.3.	Financial Information - Borrower.

To provide the following financial information and statements in form and content acceptable to Bank, and such additional information as requested by Bank from time to time: Bank reserves the right, upon written notice to Borrower, to require Borrower to deliver financial information and statements to Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a) Within one hundred twenty (120) days of the required filing date, copies of the federal income tax returns of each Borrower, and copies of any extensions of the filing date within 30 days of the filing of such extension.

(b) Within one hundred twenty (120) days of the fiscal year end, annual financial statements of each Borrower, audited by an independent certified public accountant acceptable to the Bank.

(c) Within thirty (30) days of the period’s end, quarterly financial statements of each Borrower, to include balance sheet, income statement and cash flow statement, certified and dated by an authorized financial officer. These financial statements may be company-prepared.

(d) A Borrowing Base Certificate in a form provided by the Bank setting forth the Borrowing Base as of the last day of each month, within fifteen (15) days after the end of each month (or more frequently if required by Bank).

(e) Borrower to provide annual field audits at each facility at each location. The audits shall be performed by an independent third party acceptable to Bank.

(f) Promptly, upon sending or receipt of copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower’s auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(g) Within one hundred twenty (120) days of the end of each fiscal year and within thirty (30) days of the end of each quarter, a compliance certificate of each Borrower, in form and substance satisfactory to the Bank, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Event of Default under this Agreement and, if any such Event of Default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(h) An Accounts Receivable Aging Report aged from the invoice due date detailing the terms of the amounts due from each Buyer as of the last day of each month, within fifteen (15) days after the end of each month.

(i) A summary aging by vendor of accounts payable within fifteen (15) days after the end of each month.

(j) If the Bank requires the Borrower to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrower, a schedule of the amounts so collected and delivered to the Bank.

(k) An inventory report within fifteen (15) days after the end of each month. The report must include a description of the inventory, its location and cost, and such other information as the Bank may require.

(l) A listing of the names and addresses of all debtors obligated upon the Borrower’s accounts receivable within fifteen (15) days after the end of each quarter.

(m) Copies of all letters or credit issued in support of the Borrower’s accounts receivable.

(n) Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to each Borrower and as to Guarantor of the Borrower’s obligations to the Bank, or other data concerning the Collateral, as the Bank may request, but in no event more than 30 days following such request.

9.4.	Financial Information - Guarantor.

To provide the fol1owing financial information and statements in form and content acceptable to Bank, and such additional information as requested by Bank from time to time: Bank reserves the right, upon written notice to Borrower, to require Borrower to deliver financial information and statements to Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a) Within one hundred twenty (120) days of fiscal year end of Guarantor, CPA Reviewed Quality Consolidated and Consolidating Business Financial Statements of Guarantor.

(b) Within thirty (30) days of the period’s end, quarterly financial statements of Guarantor that is an entity, certified and dated by an authorized financial officer of such entity. These financial statements may prepared by the party covered by the financial statements.

(c) Copies of the federal income tax return(s) for Guarantor, including copies of all K-1s and other schedules, within one hundred twenty (120) days of the end of the Guarantor’s fiscal year, and, copies of any extensions of the filing date within thirty (30) of the filing of such extension.

(d) Such additional financial information regarding Guarantor, pledgor, accommodation party or other Obligor as the Bank shall request.

9.5.	Gross Debt Service Coverage Ratio (“Gross DSCR”).

To maintain on a consolidated basis with MEGA and Ferrite a Gross DSCR of at least 1.50:1.00, to be tested quarterly on a trailing 12-month basis beginning on June 30, 2020 and quarterly thereafter, defined as EBITDA divided by scheduled interest and principal payments on all debt. In addition, the Gross DSCR shall be tested annually beginning on December 31, 2020 utilizing CPA prepared audited combined financial statements of Mega and Ferrite. The Gross DSCR shall be calculated using the actual debt service obligations in the period being tested.

9.6.	Net Debt Service Coverage Ratio (“Net DSCR”).

To maintain on a consolidated basis with MEGA and Ferrite a Net Debt Service Coverage Ratio of at least 1.20:1.00, to be tested quarterly on a trailing 12-month basis beginning on June 30, 2020 and quarterly thereafter, defined as: EBITDA less distributions (for tax payments only) and internally funded capital expenditures, divided by scheduled interest and principal payments on all debt. In addition, the Net DSCR shall be tested annually beginning on December 31, 2020 utilizing CPA prepared audited combined financial statements of Mega and Ferrite. The Net DSCR shall be calculated using the actual debt service obligations in the period being tested.

9.7.	Senior Funded Debt to EBITDA Ratio.

Not to permit its Senior Funded Debt to EBITDA Ratio to be greater than 3.0 to 1.0, to be tested quarterly on a trailing 12-month basis beginning on June 30, 2020 and quarterly thereafter, based upon the combined financial statements of MEGA and Ferrite. In addition, the Senior Funded Debt to EBITDA Ratio shall be tested annually beginning on December 31, 2020 based upon the combined financial statements of MEGA and Ferrite.

9.8.	Total Funded Debt to EBITDA Ratio.

Not to permit its Total Funded Debt to EBITDA Ratio to be greater than 5.0 to 1.0, to be tested quarterly on a trailing 12-month basis beginning on June 30, 2020 and quarterly thereafter, based upon the combined financial statements of MEGA and Ferrite. In addition, the Total Funded Debt to EBITDA Ratio shall be tested annually beginning on December 31, 2020 based upon the combined financial statements of MEGA and Ferrite.

9.9.	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to Bank), or become liable for the liabilities of others, without Bank’s written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c) Obtaining surety bonds in the usual course of business.

(d) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to Bank in Borrower’s most recent financial statement.

9.10.	Other Liens.

Not to create, assume, or allow any security interest or Lien (including judicial liens) on property Borrower now or later owns, except:

(a) Liens and security interests in favor of Bank.

(b) Permitted Liens.

9.11.	Maintenance of Assets.

(a) Not to sell, assign, lease, transfer or otherwise dispose of any part of Borrower’s business or Borrower’s assets except in the ordinary course of Borrower’s business.

(b) Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c) Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d) To maintain and preserve all rights, privileges, and franchises Borrower now has or obtains during the term of this Agreement.

(e) To make any repairs, renewals, or replacements to keep Borrower’s properties in good working condition.

9.12.	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a) Existing investments disclosed to Bank in writing as of the Closing Date.

(b) Capital investments in Borrower’s current subsidiaries.

(c) Investments in any of the following:

(i) certificates of deposit;

(ii) U.S. treasury bills and other obligations of the federal government;

and

(iii) readily marketable securities (including commercial paper; but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

9.13.	Loans.

Not to make any loans, advances or other extensions of credit to any Person, except for:

(a) Existing extensions of credit disclosed to Bank on Schedule 9.13 of this Agreement.

(b) Extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

9.14.	Change of Management.

Not to make any substantial change in the present executive or management personnel of Borrower.

9.15.	Change of Ownership.

Not to cause, permit, or suffer any change in capital ownership in the direct or indirect capital ownership of Borrower. Borrower agrees every Controlling Affiliate shall be a Guarantor, and if a Person becomes a Controlling Affiliate after the date hereof, Borrower shall cause such Controlling Affiliate to become a Guarantor.

9.16.	Additional Negative Covenants.

Not to, without Bank’s written consent:

(a) Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b) Acquire or purchase a business or its assets.

(c) Engage in any business activities substantially different from Borrower’s present business.

(d) Liquidate or dissolve Borrower’s business.

(e) Voluntarily suspend Borrower’s business for more than seven (7) days in any thirty (30) day period.

9.17.	Notices to Bank.

To promptly notify Bank in writing of:

(a) Any lawsuit over One Hundred Fifty Thousand Dollars ($150,000.00) against Borrower or any Obligor.

(b) Any substantial dispute between any governmental authority and Borrower or any Obligor.

(c) Any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

(d) Any material adverse change in Borrower’s or any Obligor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) Any change in Borrower’s or any Obligor’s name, legal structure, state of registration (for a registered entity), place of business, or chief executive office if Borrower or any Obligor has more than one place of business.

(f) Any contingent liabilities of Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate.

9.18.	Insurance.

(a) General Business Insurance. To maintain insurance satisfactory to Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for Borrower’s business. The insurance must include a lender’s additional insured endorsement naming Bank as its interest appears in a form acceptable to Bank. Each policy shall provide for at least thirty (30) days prior notice to Bank of any cancellation thereof.

(b) Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the Collateral. Each insurance policy must be in an amount acceptable to Bank. The insurance must be issued by an insurance company acceptable to Bank and must include a lender’s loss payable endorsement in favor of Bank in a form acceptable to Bank. Each policy shall provide for at least thirty (30) days prior notice to Bank of any cancellation thereof.

(c) Intentionally Omitted.

(d) Evidence of Insurance. Upon the request of Bank, to deliver to Bank a copy of each insurance policy, or, if permitted by Bank, a certificate of insurance listing all insurance in force.

9.19	Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over Borrower’s business. Bank shall have no obligation to make any advance to Borrower except in compliance with all applicable laws and regulations and Borrower shall fully cooperate with Bank in complying with all such applicable laws and regulations.

9.20.	ERISA Plans.

Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan, file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year, and notify Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this section shall have the meanings defined within ERISA.

9.21.	Books and Records.

To maintain adequate books and records.

9.22.	Audits.

Upon reasonable notice, to allow Bank and its agents to inspect Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of Borrower’s properties, books or records are in the possession of a third party, Borrower authorizes that third party to permit Bank or its agents to have access to perform inspections or audits and to respond to Bank’s requests for information concerning such properties, books and records.

9.23.	Perfection of Liens.

To help Bank perfect and protect its security interests and Liens, and reimburse it for related costs it incurs to protect its security interests and Liens.

9.24.	Cooperation.

To take any action reasonably requested by Bank to carry out the intent of this Agreement and the Loan Documents.

9.25.	Intentionally Omitted.

9.26.	Field Exams.

Upon reasonable notice, to allow the Bank and its agents, at the Bank’s discretion, to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records. The Borrower shall pay for the cost of the annual field exams referenced in this Section 9.26 and for any audits or exams after an Event of Default has occurred hereunder.

9.27.	Continued Security Interest.

Borrower shall not change (a) its name or identity in any manner, (b) the location of its principal place of business or its Jurisdiction of organization or formation, (c) the location of any Collateral or (d) the location of any of the books or records related to the Collateral, in each instance without giving 30 days prior written notice thereof to Bank and taking all actions deemed necessary or appropriate by Bank to continuously protect and perfect Bank’s Liens upon the Collateral.

9.28.	Terms or Sale of Items.

Borrower agrees that the terms of sale for Items shall be typical for the industry but in no event shall allow for payment more than ninety (90) days following the original invoice date.

9.29.	Keepwell Undertaking.

Borrower hereby absolutely, unconditionally and irrevocably undertakes that if it is a Qualified ECP Guarantor at the time the guaranty by an Obligor or other third party that is not then an ‘eligible contract participant’ under the Commodity Exchange Act (each, a “Specified Party”), or the grant of a security interest to Bank by any such Specified Party, in either case, becomes effective with respect to any Swap Contract (as defined in the Security Agreement), to provide such funds or other support to such Specified Party that is a corporation, partnership, proprietorship, organization, trust or other entity as may be needed by such Specified Party from time to time to honor all of its obligations in respect of such Swap Contract. Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a ‘keepwell, support, or other agreement’ for the benefit of, each Specified Party for all purposes of the Commodity Exchange Act.

9.30.	Anti-Terrorism and Other Laws.

Borrower covenants and agrees that during the term of this Agreement, neither Borrower nor any of its owners, subsidiaries or affiliates shall, directly or indirectly, by operation of law or otherwise (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in this Section, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti- Terrorism Law (and Borrower shall deliver to Bank any certification or other evidence requested from time to time by Bank in its reasonable discretion, confirming Borrower’s compliance with this section, or (iv) cause or permit any of the funds of Borrower that are used to repay any loans to be derived from any unlawful activity with the result that the making of any loans would be in violation of law.

Borrower covenants and agrees that during the term of this Agreement, neither Borrower nor any of its owners, subsidiaries or affiliates shall, directly or indirectly, by operation of law or otherwise, knowingly cause or permit (i) any of the funds or properties of Borrower or any of its owners, subsidiaries or affiliates that are used to repay any loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (A) “List of Specially Designated Nationals and Blocked Person” (“SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statutes including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Borrower (whether directly or indirectly) is prohibited by law, or any loans made by Bank would be in violation of law, or (B) the Executive Order, any related enabling legislation or any other similar Executive Orders, or (ii) any Embargoed Person to have any direct or indirect interest, or any nature whatsoever in Borrower or any of its owners, subsidiaries or affiliates, with the result that the investment in Borrower (whether directly or indirectly) is prohibited by law or any of the transactions contemplated hereunder is in violation of law.

9.31.	Cooperation.

Borrower will, at its expense, upon request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Bank’s security interest, rights and remedies created or intended to be created hereunder. Without limiting the generality of the above, Borrower will join with Bank in executing notices appropriate under applicable Federal or state law in form satisfactory to Bank and filing the same in all public offices and jurisdictions wherever and whenever requested by Bank.

9.32.	Confirmation of Information.

None of the information furnished to Bank by or on behalf of Borrower for purposes of this Agreement or any Loan Document or any transaction contemplated hereby or thereby contains, and none of such information hereinafter furnished will contain any material misstatement of fact, nor does or will any such information omit any material fact necessary to make such information not misleading at such time.

9.33	Landlord Waivers/Guarantees/Affiliates.

Borrower will provide landlord waivers in a form acceptable to the Bank from the landlords at each of the locations listed on Exhibit B within ten (10) days of Bank’s request for such waiver. Within ten (10) days of a request from Bank, Borrower will deliver a guaranty, in a form substantially similar to those executed by Guarantor, from any of Borrower’s direct affiliates or subsidiaries.

9.34	Bank as Principal Depository.

To maintain Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

10.	HAZARDOUS SUBSTANCES

10.1.	Indemnity Regarding Hazardous Substances.

Borrower will indemnify and hold harmless Bank from any loss or liability Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about Borrower’s property or operations or property leased to Borrower. The indemnity includes, but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

10.2.	Compliance Regarding Hazardous Substances.

Borrower represents and warrants that Borrower has complied with all current laws, regulations and ordinances or other requirements, and warrants that it will comply with all future laws, regulations and ordinances or other requirements, of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

10.3.	Notices Regarding Hazardous Substances.

Until full repayment of the loan, Borrower will promptly notify Bank in writing of any threatened or pending investigation of Borrower or its operations by any governmental agency under any current or future law, regulation of ordinance pertaining to any hazardous substance.

10.4	Site Visits, Observations and Testing.

Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to Borrower, to enter and visit any locations where the Collateral is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. Borrower shall reimburse Bank on demand for the costs of any such environmental investigation and testing. Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this section to avoid interfering with Borrower’s use of the Collateral. Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by Bank will be solely for the purposes of protecting Bank’s security and preserving Bank’s rights under this Agreement. No site visit observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any Event of Default of Borrower; (ii) impose any liability on Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to Borrower or any other party, Borrower authorizes Bank to make such a disclosure. Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to Borrower by Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of Borrower) by Borrower without advice or assistance from Bank.

10.5.	Definition of Hazardous Substances.

“Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

10.6.	Continuing Obligation.

Borrower’s Obligations to Bank under this Article, except the Obligation to give notices to Bank, shall survive termination of this Agreement and repayment of Borrower’s Obligations to Bank under this Agreement.

11.	EVENTS OF DEFAULT AND REMEDIES

If any of the following events of default (each, an “Event of Default”) occurs, Bank may do one or more of the following: declare Borrower in default, stop making any additional credit available to Borrower, and require Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs, Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the section entitled “Bankruptcy,” below, with respect to Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

11.1.	Failure to Pay.

Borrower fails to make a payment under this Agreement or any other Loan Document when due.

11.2.	Other Bank Agreements.

Any default occurs under any of the Obligations, as amended and/or renewed from time to time.

11.3.	Cross-default.

Any default occurs under any agreement in connection with any indebtedness for borrowed money that Borrower (or any Obligor) or any of Borrower’s related entities or affiliates has obtained from anyone else or which Borrower (or any Obligor) or any of Borrower’s related entities or affiliates has guaranteed.

11.4.	False Information.

Borrower or any Obligor has given Bank false or misleading information or representations.

11.5.	Bankruptcy.

Borrower or any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or Borrower or any Obligor makes a general assignment for the benefit of creditors.

11.6.	Receivers.

A receiver or similar official is appointed for a substantial portion of Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural Person, such Obligor is liquidated or dissolved.

11.7.	Lien Priority.

Bank fails to have an enforceable first Lien (except for Permitted Liens or any other prior Liens to which Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any Guaranty).

11.8.	Judgments.

Any judgments or arbitration awards are entered against Borrower or any Obligor, or Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000.00) or more in excess of any insurance coverage.

11.9	Death.

If any Obligor is a natural Person, such Obligor dies or becomes legally incompetent; if any Obligor is a trust, a trustee dies or becomes legally incompetent; if any Obligor is a partnership, any general partner dies or becomes legally incompetent.

11.10.	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit. For purposes of this subsection 11.10, “material adverse change” means a substantial change in the Borrower’s business condition that threatens the long-term financial viability of the Borrower.

11.11.	Government Action.

Any government authority takes action that Bank believes materially adversely affects Borrower’s or any Obligor’s financial condition or ability to repay.

11.12.	Default under Related Documents.

Any default occurs under any Guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any Guarantor purports to revoke or disavow the Guaranty.

11.13.	ERISA Plans.

Anyone or more of the following events occurs with respect to a Plan of Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of Bank, to subject Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of Borrower:

(a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by Borrower or any ERISA Affiliate.

11.14.	Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes without limitation (i) any borrowing base requirements, (ii) line of credit amount limitations, and (iii) any failure or anticipated failure by Borrower (or any other party named in the Article IX of this Agreement) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to Bank or is otherwise known to Borrower or Bank.

12.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

12.1.	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to Bank and all financial covenants will be made under GAAP, consistently applied.

12.2.	Disposition of Schedules and Reports.

Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by Borrower. Bank will destroy or otherwise dispose of such materials at such time as Bank, in its discretion, deems appropriate.

12.3.	Returned Merchandise.

Until Bank exercises its rights to collect the accounts receivable constituting Collateral as security for this Agreement, Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by Borrower or upon such other disposition of the merchandise by the account debtor in accordance with Borrower’s instructions. If a credit adjustment is made with respect to any Domestic-Related Accounts Receivable, the amount of such adjustment shall no longer be included in the amount of such Domestic-Related Accounts Receivable in computing the Domestic-Related Borrowing Base.

12.4.	Intentionally Omitted.

12.5.	Verification of Receivables.

Bank may at any time, either orally or in writing, request confirmation from any account debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

12.6.	Waiver of Confidentiality.

Borrower authorizes Bank to discuss Borrower’s financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by Borrower, and authorizes such parties to disclose to Bank such financial and business information or reports (including management letters) concerning Borrower as Bank may request.

12.7.	Indemnification.

Borrower will indemnify and hold tile Bank harmless from any loss, liability damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement, the other Loan Documents or any document required hereunder, (b) any credit extended or committed by Bank to Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating Borrower’s sales or leases to or performance of services for debtors obligated upon Borrower’s accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of Borrower’s Obligations to Bank. All sums due to Bank hereunder shall be Obligations of Borrower, due and payable immediately without demand.

12.8.	Governing Law.

This Agreement and the rights and Obligations of Borrower and Bank shall be governed by and construed in accordance with the laws of the State of New Hampshire without regard to conflicts of laws principles and the laws of the United States as the same may be applicable. To the extent that Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this section shall not be deemed to deprive Bank of such rights and remedies as may be available under federal law.

12.9.	Consent to Jurisdiction.

TO INDUCE BANK TO ACCEPT THIS AGREEMENT, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO BANK’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN ANY STATE OR FEDERAL COURT HAVING SITUS IN THE STATE OF NEW HAMPSHIRE. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW HAMPSHIRE. IN ADDITION, BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY DEFENSE ASSERTING AN INCONVENIENT FORUM IN CONNECTION THEREWITH.

12.10.	Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY LAW, BORROWER AND BANK EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (B) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST BANK OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES. THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

12.11.	Successors and Assigns.

This Agreement is binding on Borrower’s and Bank’s successors and assignees. Borrower agrees that it may not assign this Agreement without Bank’s prior consent. Bank may sell participations in or assign this loan and any credit facilities hereunder, and may exchange information about Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees, including without limitation EXIM Bank. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against Borrower.

12.12.	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. Bank retains all rights, even if it makes a loan after an Event of Default. If Bank waives an Event of Default, it may enforce a later Event of Default. Any consent or waiver under this Agreement must be in writing.

12.13.	Attorneys’ Fees.

Borrower shall reimburse Bank for any reasonable costs and attorneys’ fees incurred by Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against Borrower under Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, Bank is entitled to recover costs and reasonable attorneys’ fees incurred by Bank related to the preservation, protection, or enforcement of any right” of Bank in such a case. As used in this section, “attorneys’ fees” includes the allocated costs of Bank’s in-house counsel.

12.14.	Set-Off.

(a) In addition to any rights and remedies of Bank provided by law, upon the occurrence and during the continuance of any Event of Default under this Agreement, Bank is authorized, at any time, to set off and apply any and all Deposits of Borrower or any Obligor held by Bank or its affiliates against any and all Obligations owing to Bank. The set-off may be made irrespective of whether or not Bank shall have made demand under this Agreement or any Guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits and without regard for the availability or adequacy of other collateral. Any Deposits may be converted, sold or otherwise liquidated at prevailing market prices in order to effect such set-off.

(b) The set-off may be made without prior notice to Borrower or any other party, any such notice being waived by Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. Bank agrees promptly to notify Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

(c) For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) as well as any money, instruments, securities, credits, claims, demands, income or other property, rights or interests owned by Borrower or any Obligor which come into the possession or custody or under the control of Bank or its affiliates. “Obligations” means all obligations, now or hereafter existing, of Borrower to Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to Bank of any Obligor.

12.15.	One Agreement.

This Agreement and the Loan Documents, collectively:

(a) represent the sum of the understandings and agreements between Bank and Borrower concerning this credit;

(b) replace any prior oral or written agreements between Bank and Borrower concerning this credit; and

(c) are intended by Bank and Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and the other Loan Documents, this Agreement will prevail.

12.16.	Notices.

Unless otherwise provided in this Agreement or in another agreement between Bank and Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight mail or courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as Bank and Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram) or if mailed by overnight mail, when delivered.

12.17.	Headings.

Article, section and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

12.18.	Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by Bank.

12.19.	Borrower Information; Reporting to Credit Bureaus.

Borrower authorizes Bank at any time to verify or check any information given by Borrower to Bank, check Borrower’s credit references, verify employment, and obtain credit reports. Borrower agrees that Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to Borrower and/or Guarantor as is consistent with Bank’s policies and practices from time to time in effect.

12.20.	Interest Rates.

Borrower agrees that the interest rate(s) specified in this Agreement shall be the applicable interest rate(s) due (i) on amounts outstanding hereunder notwithstanding any rate of interest prescribed by statute from time to time, and (ii) on any amounts outstanding on or after default, maturity or judgment, the initiation of litigation for collection, or the initiation of any foreclosure proceeding with respect to any collateral securing Borrower’s Obligations to Bank.

12.21.	Limitation of Interest and Other Charges.

If, at any time, the rate of interest., together with all amounts which constitute interest and which are reserved, charged or taken by Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by Bank to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event that there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

[Signature Page Follows]

This Agreement is executed as of the date stated at the top of the first page.

The Provident Bank		Mega Industries Limited Liability Company

By:	/s/ Joseph J. Kenney	By:	/s/ Peter V. Anania
Name:	Joseph J. Kenney	Name:	Peter V. Anania
Title:	Senior Vice President	Title:	President

Ferrite Microwave Technologies, LLC

		By:	Mega Industries Limited Liability Company, Its sole member

		By:	/s/ Peter V. Anania
		Name:	Peter V. Anania
		Title:	President

Address where notice to Bank are to be sent:	Address where notices to Borrower are to be sent:

5 Market Street	c/o Anania & Associates Investment Company, LLC
Amesbury, MA 01913	2 Portland Fish Pier - Suite 214
Portland, ME 04101

With a copy to:

USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan, Bank will ask for Borrower’s legal name, address, tax ID number or social security number and other identifying. information. Bank may also ask for additional information or documentation or take other action reasonably necessary to verify the identity of Borrower, Guarantor or other related persons.

EXHIBIT A

PERMITTED LIENS

A.	FERRITE

●	UCC Lien in favor of Cargill Meat Solutions Corporation, NH file #1505221216398; and

●	UCC Lien in favor of Citibank, N.A., NH file #1611300001383.

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EXHIBIT B

LOCATIONS OF BORROWER

A.	MEGA

●	28 Sanford Drive, Gorham, ME 04038

●	59 Sanford Drive, Gorham, ME 04038

●	165 Ledge Street, Nashua, NH 03060

B.	FERRITE

●	165 Ledge Street, Nashua, NH 03060

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EXHIBIT C

SHAREHOLDER/OWNER LIST

ORGANIZATIONAL CHART

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